CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 19, 2019, relating to the financial statements and financial highlights which appear in the December 31, 2018 Annual Report to Shareholders of Schwab Investor Money Fund, Schwab Retirement Advantage Money Fund and Schwab Value Advantage Money Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Miscellaneous” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

December 12, 2019